EXHIBIT 99.1

PRESS RELEASE OF NORTHWEST BANCSHARES, INC.
EARNINGS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Ronald J. Seiffert, Chairman, President and Chief Executive Officer (814) 726-2140
William W. Harvey, Jr., Senior Executive Vice President and Chief Financial Officer (814) 726-2140

Northwest Bancshares, Inc. Announces Fourth Quarter 2019 Earnings and Quarterly Dividend Increase

Warren, Pennsylvania — January 27, 2020

Northwest Bancshares, Inc., (the "Company"), (NasdaqGS: NWBI) announced net income for the quarter ended December 31, 2019 of $25.6 million, or $0.24 per diluted share. This represents a decrease of $876,000, or 3.3%, compared to the same quarter last year when net income was $26.5 million or $0.26 per diluted share. The annualized returns on average shareholders’ equity and average assets for the quarter ended December 31, 2019 were 7.52% and 0.97% compared to 8.44% and 1.09% for the same quarter last year.

The Company also announced that its Board of Directors declared a quarterly cash dividend of $0.19 per share payable on February 14, 2020 to shareholders of record as of February 6, 2020.  This is the 101st consecutive quarter in which the Company has paid a cash dividend and represents a 5.6% increase over the prior year. Based on the market value of the Company's stock as of December 31, 2019, this represents an annualized dividend yield of approximately 4.57%.

In making this announcement, Ronald J. Seiffert, Chairman, President and CEO, noted, “While the fourth quarter was negatively impacted by a loan loss provision for a recently classified C&I loan, costs associated with litigation settlements as well as a continued decline in net interest margin as expected, overall we were very pleased with our annual 2019 results. Annual net income of $110.4 million, or $1.04 per diluted share, exceeded the prior year net income of $105.5 million, or $1.02 per diluted share, by $4.9 million or almost 5.0%. For the year, loans grew $757.2 million, or 9.4%, with approximately half of this growth coming from the Union Community Bank acquisition and the other half coming from internal growth. In addition, we were able to fund this growth almost entirely with internal deposit growth. Noninterest income experienced exceptional growth for the year of $7.7 million, or 8.4%, across almost all categories. Our mortgage banking operation is beginning to contribute in a meaningful way, brokerage investment revenue increased by over 7% and recent changes in the fourth quarter in our fees and fee income philosophy will benefit us going into 2020. Finally, we look forward to welcoming the MutualBank employees and customers in April along with their $2.1 billion balance sheet and expected earnings accretion."

Net interest income increased by $2.1 million, or 2.4%, to $88.9 million for the quarter ended December 31, 2019, from $86.8 million for the quarter ended December 31, 2018, primarily due to a $5.4 million, or 5.8%, increase in interest income on loans receivable. This increase was primarily due to an increase of $734.0 million, or 9.2%, in the average balance of loans. Partially offsetting this improvement was an increase in interest expense on deposits of $3.9 million, or 43.5%, due to elevated market interest rates when compared to the prior year, resulting in an increase in the cost of our interest-bearing liabilities to 0.80% for the quarter ended December 31, 2019 from 0.67% for the quarter ended December 31, 2018. The net impact of these changes caused the Company's net interest margin to decrease to 3.73% for the quarter ended December 31, 2019 from 3.94% for the same quarter last year.

     The provision for loan losses increased by $4.4 million, or 116.9%, to $8.2 million for the quarter ended December 31, 2019, from $3.8 million for the quarter ended December 31, 2018. The provision increased in the current quarter due to the downgrade of an $11.5 million commercial loan resulting in a loan loss reserve on this relationship of approximately $7.4 million.

Noninterest income increased by $5.0 million, or 21.4%, to $28.2 million for the quarter ended December 31, 2019, from $23.2 million for the quarter ended December 31, 2018.  This increase was due to a $1.3 million, or 10.1%, increase in service charges and fees as a result of additional fees collected on deposit accounts due to a recent change in fee structure, a $1.3 million increase in mortgage banking income as a result of expanding our secondary market sales capabilities and a $1.0 million, or 34.6%, increase in other operating income from increases in interest rate swap fee income. In addition, we recognized a gain of $908,000 in the current quarter on the sale of approximately $52.2 million of one-to-four family mortgage loans from our portfolio. Consistent with our strategy in the third quarter of 2019, we chose to sell these loans as they were identified as most likely to refinance due to declining market interest rates and we redeployed the proceeds into shorter duration consumer and commercial loans at an equivalent yield.

Noninterest expense increased by $4.3 million, or 5.9%, to $76.6 million for the quarter ended December 31, 2019, from $72.3 million for the quarter ended December 31, 2018. This increase resulted from a $2.8 million, or 7.0%, increase in compensation and employee benefits due to both internal growth in compensation and staff as well as the addition of Union Community Bank ("UCB") employees. Also contributing to this increase was an increase in other expenses of $1.2 million, or 31.5%, primarily related to an increase in litigation accruals and an increase in acquisition expense of $679,000 due to initial expenses incurred as a result of the recently announced acquisition of MutualFirst Financial, Inc. Partially offsetting this increase was a decrease in marketing expenses of $1.3 million due primarily to our debit card reward program being discontinued and a decrease in federal deposit premiums of $637,000 due to an assessment credit received during the quarter as a result of the deposit insurance fund becoming fully funded.

Net income for the year ended December 31, 2019 was $110.4 million, or $1.04 per diluted share. This represents an increase of $4.9 million, or 4.7%, compared to the year ended December 31, 2018, when net income was $105.5 million, or $1.02 per diluted share. The annualized returns on average shareholders' equity and average assets for the year ended December 31, 2019 were 8.36% and 1.07% compared to 8.61% and 1.11% for the prior year. This increase in net income was the result of an increase in net interest income after provision of $19.5 million, or 6.1%, and an increase in noninterest income of $7.7 million, or 8.4%. These increases were partially offset by an increase in noninterest expense of $20.0 million, or 7.2%. Contributing to the additional expense is the added cost of UCB operations, including additional compensation costs, additional processing costs associated with our new commercial and residential mortgage platforms as well as increased online banking usage fees, and the acquisition costs associated with the UCB conversion in March 2019 and the initial costs incurred for the pending MutualFirst Financial, Inc. acquisition scheduled to close in the second quarter of 2020.

Headquartered in Warren, Pennsylvania, Northwest Bancshares, Inc. is the holding company of Northwest Bank. Founded in 1896, Northwest Bank is a full-service financial institution offering a complete line of business and personal banking products, employee benefits and wealth management services, as well as the fulfillment of business and personal insurance needs. Northwest operates 172 full-service community banking offices and nine free standing drive-through facilities in Pennsylvania, New York and Ohio.  Northwest Bancshares, Inc.’s common stock is listed on the NASDAQ Global Select Market (“NWBI”). Additional information regarding Northwest Bancshares, Inc. and Northwest Bank can be accessed on-line at www.northwest.com.

#                      #                      #

Forward-Looking Statements - This release may contain forward-looking statements with respect to the financial condition and results of operations of Northwest Bancshares, Inc. including, without limitations, statements relating to the earnings outlook of the Company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include among others, the following possibilities: (1) changes in the interest rate environment; (2) competitive pressure among financial services companies; (3) general economic conditions including an increase in non-performing loans; (4) changes in legislation or regulatory requirements; (5) difficulties in continuing to improve operating efficiencies; (6) difficulties in the integration of acquired businesses or the ability to complete sales transactions; and (7) increased risk associated with commercial real-estate and business loans. Management has no obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release.

Northwest Bancshares, Inc. and Subsidiaries
Consolidated Statements of Financial Condition (Unaudited)
(dollars in thousands, except per share amounts)

	December 31, 2019	September 30, 2019	December 31, 2018
Assets
Cash and cash equivalents	$60,846	107,602	68,789
Marketable securities available-for-sale (amortized cost of $815,495, $801,465 and $811,015, respectively)	819,901	807,823	801,450
Marketable securities held-to-maturity (fair value of $18,223, $19,237 and $22,446, respectively)	18,036	18,958	22,765
Total cash and cash equivalents and marketable securities	898,783	934,383	893,004

Residential mortgage loans held-for-sale	7,709	8,859	—
Residential mortgage loans	2,860,418	2,887,274	2,864,470
Home equity loans	1,342,918	1,328,173	1,258,422
Consumer loans	1,125,132	1,094,293	859,713
Commercial real estate loans	2,754,390	2,812,839	2,471,821
Commercial loans	718,107	720,579	597,013
Total loans receivable	8,808,674	8,852,017	8,051,439
Allowance for loan losses	(57,941)	(52,859)	(55,214)
Loans receivable, net	8,750,733	8,799,158	7,996,225

Federal Home Loan Bank stock, at cost	14,740	21,401	15,635
Accrued interest receivable	25,755	27,069	24,490
Real estate owned, net	950	1,237	2,498
Premises and equipment, net	147,409	148,796	143,390
Bank-owned life insurance	189,091	187,971	171,079
Goodwill	346,103	344,720	307,420
Other intangible assets	23,076	22,410	19,821
Other assets	97,268	93,329	34,211
Total assets	$10,493,908	10,580,474	9,607,773
Liabilities and shareholders’ equity
Liabilities
Noninterest-bearing demand deposits	$1,609,653	1,905,650	1,736,156
Interest-bearing demand deposits	1,944,108	1,678,644	1,455,460
Money market deposit accounts	1,863,998	1,828,001	1,661,623
Savings deposits	1,604,838	1,635,754	1,636,099
Time deposits	1,569,410	1,633,451	1,404,841
Total deposits	8,592,007	8,681,500	7,894,179

Borrowed funds	246,336	255,257	234,389
Junior subordinated debentures	121,800	121,787	111,213
Advances by borrowers for taxes and insurance	44,556	24,331	43,298
Accrued interest payable	1,142	1,314	744
Other liabilities	134,782	144,515	66,312
Total liabilities	9,140,623	9,228,704	8,350,135
Shareholders’ equity
Preferred stock, $0.01 par value: 50,000,000 shares authorized, no shares issued	—	—	—
Common stock, $0.01 par value: 500,000,000 shares authorized, 106,859,088, 106,658,067, and 103,354,030 shares issued and outstanding, respectively	1,069	1,067	1,034
Paid-in capital	805,750	801,382	745,926
Retained earnings	583,407	577,018	550,374
Accumulated other comprehensive loss	(36,941)	(27,697)	(39,696)
Total shareholders’ equity	1,353,285	1,351,770	1,257,638
Total liabilities and shareholders’ equity	$10,493,908	10,580,474	9,607,773

Equity to assets	12.90%	12.78%	13.09%
Tangible common equity to assets	9.72%	9.64%	10.03%
Book value per share	$12.66	12.67	12.17
Tangible book value per share	$9.21	9.23	9.00
Closing market price per share	$16.63	16.39	16.94
Full time equivalent employees	2,209	2,218	2,128
Number of banking offices	181	182	172

Northwest Bancshares, Inc. and Subsidiaries
Consolidated Statements of Income (Unaudited)
(dollars in thousands, except per share amounts)

	Quarter ended
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018

Interest income:
Loans receivable	$97,866	101,091	100,917	94,935	92,512
Mortgage-backed securities	4,237	4,188	4,280	3,965	3,942
Taxable investment securities	683	884	898	936	924
Tax-free investment securities	201	224	237	182	170
FHLB dividends	262	307	316	171	151
Interest-earning deposits	169	172	159	100	69
Total interest income	103,418	106,866	106,807	100,289	97,768
Interest expense:
Deposits	12,893	13,694	12,484	10,145	8,985
Borrowed funds	1,580	2,236	1,720	2,162	1,952
Total interest expense	14,473	15,930	14,204	12,307	10,937
Net interest income	88,945	90,936	92,603	87,982	86,831
Provision for loan losses	8,223	3,302	4,667	6,467	3,792
Net interest income after provision for loan losses	80,722	87,634	87,936	81,515	83,039
Noninterest income:
Gain/(loss) on sale of investments	27	—	29	(6)	4
Gain on sale of loans	908	826	—	—	—
Service charges and fees	14,125	13,558	13,339	12,043	12,827
Trust and other financial services income	4,517	4,609	4,444	4,195	4,246
Insurance commission income	1,858	1,887	2,145	2,178	1,906
Gain/(loss) on real estate owned, net	86	(227)	91	(3)	(14)
Income from bank owned life insurance	1,121	1,095	1,197	1,005	1,038
Mortgage banking income	1,494	1,921	188	216	213
Other operating income	4,077	2,500	1,930	2,034	3,028
Total noninterest income	28,213	26,169	23,363	21,662	23,248
Noninterest expense:
Compensation and employee benefits	42,074	40,816	42,008	38,188	39,319
Premises and occupancy costs	7,051	7,061	7,387	7,218	6,567
Office operations	4,097	3,197	3,708	3,131	3,455
Collections expense	566	747	939	308	780
Processing expenses	10,263	11,122	10,634	10,434	10,160
Marketing expenses	1,010	1,373	2,729	1,886	2,331
Federal deposit insurance premiums	—	(702)	681	706	637
Professional services	3,533	3,032	3,198	2,524	3,134
Amortization of intangible assets	1,634	1,702	1,760	1,447	1,346
Real estate owned expense	72	119	128	159	187
Restructuring/acquisition expense	1,114	23	1,105	1,926	435
Other expenses	5,157	2,106	3,235	3,497	3,922
Total noninterest expense	76,571	70,596	77,512	71,424	72,273
Income before income taxes	32,364	43,207	33,787	31,753	34,014
Income tax expense	6,773	9,793	7,404	6,709	7,547
Net income	$25,591	33,414	26,383	25,044	26,467

Basic earnings per share	$0.24	0.32	0.25	0.24	0.26
Diluted earnings per share	$0.24	0.31	0.25	0.24	0.26

Weighted average common shares outstanding - basic	105,627,194	105,517,707	105,233,635	103,101,789	102,479,086
Weighted average common shares outstanding - diluted	106,306,615	106,270,544	106,258,215	104,496,592	103,749,383

Annualized return on average equity	7.52%	9.90%	8.01%	7.96%	8.44%
Annualized return on average assets	0.97%	1.25%	1.02%	1.03%	1.09%
Annualized return on tangible common equity **	10.32%	13.46%	10.97%	10.74%	11.29%

Efficiency ratio *	63.01%	58.81%	64.37%	62.07%	64.04%
Annualized noninterest expense to average assets *	2.80%	2.59%	2.88%	2.79%	2.91%

*	Excludes restructuring/acquisition expenses and amortization of intangible assets (non-GAAP).

**	Excludes goodwill and other intangible assets (non-GAAP).

Northwest Bancshares, Inc. and Subsidiaries
Consolidated Statements of Income (Unaudited)
(dollars in thousands, except per share amounts)

	Year ended December 31,
	2019	2018
Interest income:
Loans receivable	$394,809	356,571
Mortgage-backed securities	16,670	13,781
Taxable investment securities	3,401	3,064
Tax-free investment securities	844	1,078
FHLB dividends	1,056	452
Interest-earning deposits	600	835
Total interest income	417,380	375,781
Interest expense:
Deposits	49,216	30,985
Borrowed funds	7,698	6,155
Total interest expense	56,914	37,140
Net interest income	360,466	338,641
Provision for loan losses	22,659	20,332
Net interest income after provision for loan losses	337,807	318,309
Noninterest income:
Gain on sale of investments	50	157
Gain on sale of loans	1,734	—
Service charges and fees	53,065	50,792
Trust and other financial services income	17,765	16,581
Insurance commission income	8,068	8,791
Loss on real estate owned, net	(53)	(631)
Income from bank owned life insurance	4,418	5,821
Mortgage banking income	3,819	596
Other operating income	10,541	9,595
Total noninterest income	99,407	91,702
Noninterest expense:
Compensation and employee benefits	163,086	152,395
Premises and occupancy costs	28,717	27,519
Office operations	14,133	14,139
Collections expense	2,560	2,209
Processing expenses	42,453	39,046
Marketing expenses	6,998	8,434
Federal deposit insurance premiums	685	2,746
Professional services	12,287	10,598
Amortization of intangible assets	6,543	5,848
Real estate owned expense	478	817
Restructuring/acquisition expense	4,168	1,014
Other expenses	13,995	11,333
Total noninterest expense	296,103	276,098
Income before income taxes	141,111	133,913
Income tax expense	30,679	28,422
Net income	$110,432	105,491

Basic earnings per share	$1.05	1.03
Diluted earnings per share	$1.04	1.02

Weighted average common shares outstanding - basic	104,878,774	102,073,888
Weighted average common shares outstanding - diluted	105,839,149	103,565,901

Return on average equity	8.36%	8.61%
Return on average assets	1.07%	1.11%
Return on tangible common equity **	11.22%	11.34%

Efficiency ratio *	62.06%	62.56%
Noninterest expense to average assets *	2.76%	2.83%

*	Excludes restructuring/acquisition expenses and amortization of intangible assets (non-GAAP).

**	Excludes goodwill and other intangible assets (non-GAAP).

Northwest Bancshares, Inc. and Subsidiaries
Asset quality (Unaudited)
(dollars in thousands)

	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Nonaccrual loans current:
Residential mortgage loans	$72	676	432	124	264
Home equity loans	197	607	475	643	437
Consumer loans	78	68	94	76	196
Commercial real estate loans	9,241	7,674	12,605	10,520	9,947
Commercial loans	3,424	3,777	5,666	4,277	4,736
Total nonaccrual loans current	$13,012	12,802	19,272	15,640	15,580
Nonaccrual loans delinquent 30 days to 59 days:
Residential mortgage loans	$674	40	13	824	1,358
Home equity loans	224	102	418	160	266
Consumer loans	121	246	172	154	294
Commercial real estate loans	196	925	469	2,642	219
Commercial loans	55	44	45	321	23
Total nonaccrual loans delinquent 30 days to 59 days	$1,270	1,357	1,117	4,101	2,160
Nonaccrual loans delinquent 60 days to 89 days:
Residential mortgage loans	$1,048	979	910	1,323	1,262
Home equity loans	689	436	717	954	376
Consumer loans	417	426	322	683	582
Commercial real estate loans	413	536	1,426	3,588	1,260
Commercial loans	341	—	780	397	332
Total nonaccrual loans delinquent 60 days to 89 days	$2,908	2,377	4,155	6,945	3,812
Nonaccrual loans delinquent 90 days or more:
Residential mortgage loans	$12,682	11,722	10,617	10,781	12,965
Home equity loans	5,635	5,966	5,591	5,542	5,996
Consumer finance loans	1	1	10	—	22
Consumer loans	3,609	3,399	2,892	3,215	3,228
Commercial real estate loans	25,014	22,292	21,123	24,528	25,509
Commercial loans	4,739	5,741	2,920	2,027	3,010
Total nonaccrual loans delinquent 90 days or more	$51,680	49,121	43,153	46,093	50,730
Total nonaccrual loans	$68,870	65,657	67,697	72,779	72,282
Total nonaccrual loans	$68,870	65,657	67,697	72,779	72,282
Loans 90 days past maturity and still accruing	32	85	55	166	166
Nonperforming loans	68,902	65,742	67,752	72,945	72,448
Real estate owned, net	950	1,237	2,070	2,345	2,498
Nonperforming assets	$69,852	66,979	69,822	75,290	74,946
Nonaccrual troubled debt restructuring *	$9,043	9,138	13,375	14,951	15,306
Accruing troubled debt restructuring	22,956	21,162	17,894	17,861	18,302
Total troubled debt restructuring	$31,999	30,300	31,269	32,812	33,608

Nonperforming loans to total loans	0.78%	0.74%	0.78%	0.85%	0.90%
Nonperforming assets to total assets	0.67%	0.63%	0.66%	0.73%	0.78%
Allowance for loan losses to total loans	0.66%	0.60%	0.61%	0.65%	0.69%
Allowance for loan losses to nonperforming loans	84.09%	80.40%	78.38%	76.39%	76.21%

*	Amounts included in nonperforming loans above.

Northwest Bancshares, Inc. and Subsidiaries
Loans by credit quality indicators (Unaudited)
(dollars in thousands)

At December 31, 2019	Pass	Special mention*	Substandard**	Doubtful	Loss	Loans receivable
Personal Banking:
Residential mortgage loans	$2,858,582	—	9,545	—	—	2,868,127
Home equity loans	1,336,111	—	6,807	—	—	1,342,918
Consumer loans	1,120,732	—	4,400	—	—	1,125,132
Total Personal Banking	5,315,425	—	20,752	—	—	5,336,177
Commercial Banking:
Commercial real estate loans	2,538,816	80,570	135,004	—	—	2,754,390
Commercial loans	616,983	42,380	58,744	—	—	718,107
Total Commercial Banking	3,155,799	122,950	193,748	—	—	3,472,497
Total loans	$8,471,224	122,950	214,500	—	—	8,808,674
At September 30, 2019
Personal Banking:
Residential mortgage loans	$2,887,077	—	9,056	—	—	2,896,133
Home equity loans	1,320,930	—	7,243	—	—	1,328,173
Consumer loans	1,090,030	—	4,263	—	—	1,094,293
Total Personal Banking	5,298,037	—	20,562	—	—	5,318,599
Commercial Banking:
Commercial real estate loans	2,601,025	69,380	142,253	181	—	2,812,839
Commercial loans	639,998	37,666	42,800	115	—	720,579
Total Commercial Banking	3,241,023	107,046	185,053	296	—	3,533,418
Total loans	$8,539,060	107,046	205,615	296	—	8,852,017
At June 30, 2019
Personal Banking:
Residential mortgage loans	$2,890,472	—	8,692	—	—	2,899,164
Home equity loans	1,307,887	—	7,060	—	—	1,314,947
Consumer loans	1,007,813	—	3,611	—	—	1,011,424
Total Personal Banking	5,206,172	—	19,363	—	—	5,225,535
Commercial Banking:
Commercial real estate loans	2,586,013	86,434	135,525	181	—	2,808,153
Commercial loans	621,889	38,182	42,141	982	—	703,194
Total Commercial Banking	3,207,902	124,616	177,666	1,163	—	3,511,347
Total loans	$8,414,074	124,616	197,029	1,163	—	8,736,882
At March 31, 2019
Personal Banking:
Residential mortgage loans	$2,858,007	—	9,154	—	—	2,867,161
Home equity loans	1,317,323	—	7,082	—	—	1,324,405
Consumer loans	926,832	—	4,230	—	—	931,062
Total Personal Banking	5,102,162	—	20,466	—	—	5,122,628
Commercial Banking:
Commercial real estate loans	2,577,176	87,053	135,080	—	—	2,799,309
Commercial loans	573,160	34,610	40,168	—	—	647,938
Total Commercial Banking	3,150,336	121,663	175,248	—	—	3,447,247
Total loans	$8,252,498	121,663	195,714	—	—	8,569,875
At December 31, 2018
Personal Banking:
Residential mortgage loans	$2,853,460	—	11,010	—	—	2,864,470
Home equity loans	1,251,518	—	6,904	—	—	1,258,422
Consumer loans	855,277	—	4,436	—	—	859,713
Total Personal Banking	4,960,255	—	22,350	—	—	4,982,605
Commercial Banking:
Commercial real estate loans	2,254,350	94,688	122,783	—	—	2,471,821
Commercial loans	538,762	19,281	38,970	—	—	597,013
Total Commercial Banking	2,793,112	113,969	161,753	—	—	3,068,834
Total loans	$7,753,367	113,969	184,103	—	—	8,051,439

*
Includes $10.3 million, $8.7 million, $8.1 million, $3.4 million, and $7.1 million of acquired loans at December 31, 2019, September 30, 2019, June 30, 2019, March 31, 2019, and December 31, 2018, respectively.

**
Includes $53.1 million, $46.6 million, $38.6 million, $37.8 million, and $39.3 million of acquired loans at December 31, 2019, September 30, 2019, June 30, 2019, March 31, 2019, and December 31, 2018, respectively.

Northwest Bancshares, Inc. and Subsidiaries
Loan delinquency (Unaudited)
(dollars in thousands)

	December 31, 2019		*	September 30, 2019		*	June 30, 2019		*	March 31, 2019		*	December 31, 2018		*
(Number of loans and dollar amount of loans)
Loans delinquent 30 days to 59 days:
Residential mortgage loans	292	$23,296	0.8%	21	$1,236	—%	30	$1,629	0.1%	311	$28,009	1.0%	333	$27,777	1.0%
Home equity loans	173	6,469	0.5%	149	4,774	0.4%	148	4,573	0.3%	195	7,626	0.6%	233	8,649	0.7%
Consumer finance loans	32	63	12.4%	43	98	11.2%	75	130	9.0%	128	295	12.9%	327	661	17.3%
Consumer loans	928	9,145	0.8%	821	7,499	0.7%	781	7,500	0.7%	777	7,228	0.8%	1,073	9,447	1.1%
Commercial real estate loans	43	7,921	0.3%	27	5,308	0.2%	31	2,418	0.1%	48	28,965	1.0%	37	5,503	0.2%
Commercial loans	32	1,187	0.2%	20	362	0.1%	14	666	0.1%	30	3,359	0.5%	21	973	0.2%
Total loans delinquent 30 days to 59 days	1,500	$48,081	0.5%	1,081	$19,277	0.2%	1,079	$16,916	0.2%	1,489	$75,482	0.9%	2,024	$53,010	0.7%

Loans delinquent 60 days to 89 days:
Residential mortgage loans	67	$5,693	0.2%	95	$5,320	0.2%	78	$6,264	0.2%	29	$2,602	0.1%	71	$6,425	0.2%
Home equity loans	66	2,405	0.2%	66	2,103	0.2%	59	2,319	0.2%	53	2,544	0.2%	63	2,065	0.2%
Consumer finance loans	16	35	6.8%	21	43	4.9%	25	44	3.0%	28	47	2.1%	86	172	4.5%
Consumer loans	379	3,267	0.3%	267	2,589	0.2%	313	2,853	0.3%	271	2,130	0.2%	389	3,042	0.4%
Commercial real estate loans	19	1,690	0.1%	15	1,893	0.1%	16	2,617	0.1%	17	4,064	0.1%	24	5,387	0.2%
Commercial loans	17	6,403	0.9%	10	589	0.1%	16	1,725	0.2%	7	738	0.1%	8	560	0.1%
Total loans delinquent 60 days to 89 days	564	$19,493	0.2%	474	$12,537	0.1%	507	$15,822	0.2%	405	$12,125	0.2%	641	$17,651	0.2%

Loans delinquent 90 days or more: **
Residential mortgage loans	141	$12,775	0.4%	138	$11,816	0.4%	129	$10,800	0.4%	113	$10,801	0.4%	145	$12,985	0.5%
Home equity loans	159	5,688	0.4%	157	5,966	0.4%	136	5,591	0.4%	155	5,542	0.4%	161	6,037	0.5%
Consumer finance loans	8	1	0.2%	9	1	0.1%	5	10	0.7%	—	—	—%	6	21	0.6%
Consumer loans	582	3,610	0.3%	389	3,400	0.3%	705	2,898	0.3%	764	3,221	0.3%	432	3,233	0.4%
Commercial real estate loans	129	25,014	0.9%	118	22,292	0.8%	118	21,123	0.7%	125	24,589	0.9%	128	25,587	1.0%
Commercial loans	37	4,739	0.7%	40	5,741	0.8%	25	2,920	0.4%	23	2,027	0.3%	29	3,010	0.5%
Total loans delinquent 90 days or more	1,056	$51,827	0.6%	851	$49,216	0.6%	1,118	$43,342	0.5%	1,180	$46,180	0.6%	901	$50,873	0.6%

Total loans delinquent	3,120	$119,401	1.4%	2,406	$81,030	0.9%	2,704	$76,080	0.9%	3,074	$133,787	1.6%	3,566	$121,534	1.5%

*	Represents delinquency, in dollars, divided by the respective total amount of that type of loan outstanding.

**
Includes purchased credit impaired loans of $147,000, $95,000, $190,000, $87,000, and $145,000 at December 31, 2019, September 30, 2019, June 30, 2019, March 31, 2019, and December 31, 2018, respectively.

Northwest Bancshares, Inc. and Subsidiaries
Allowance for loan losses (Unaudited)
(dollars in thousands)

	Quarter ended
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Beginning balance	$52,859	53,107	55,721	55,214	55,975
Provision	8,223	3,302	4,667	6,467	3,792
Charge-offs residential mortgage	(222)	(190)	(397)	(357)	(375)
Charge-offs home equity	(113)	(466)	(389)	(153)	(341)
Charge-offs consumer finance	(24)	(59)	(58)	(179)	(329)
Charge-offs consumer	(3,118)	(3,019)	(2,508)	(2,842)	(3,751)
Charge-offs commercial real estate	(107)	(389)	(4,367)	(604)	(1,538)
Charge-offs commercial	(1,143)	(1,151)	(1,087)	(3,270)	(824)
Recoveries	1,586	1,724	1,525	1,445	2,605
Ending balance	$57,941	52,859	53,107	55,721	55,214
Net charge-offs to average loans, annualized	0.14%	0.16%	0.34%	0.29%	0.23%

	Year ended December 31,
	2019	2018
Beginning balance	$55,214	56,795
Provision	22,659	20,332
Charge-offs residential mortgage	(1,166)	(1,179)
Charge-offs home equity	(1,121)	(1,785)
Charge-offs consumer finance	(320)	(2,813)
Charge-offs consumer	(11,487)	(13,152)
Charge-offs commercial real estate	(5,467)	(7,387)
Charge-offs commercial	(6,651)	(3,325)
Recoveries	6,280	7,728
Ending balance	$57,941	55,214
Net charge-offs to average loans	0.23%	0.28%

	December 31, 2019
	Originated loans		Acquired loans		Total loans
	Balance	Reserve	Balance	Reserve	Balance	Reserve
Residential mortgage loans	$2,785,189	2,463	82,938	111	2,868,127	2,574
Home equity loans	1,099,514	2,830	243,404	359	1,342,918	3,189
Consumer finance loans	509	76	—	—	509	76
Consumer loans	1,088,638	11,979	35,985	538	1,124,623	12,517
Personal Banking Loans	4,973,850	17,348	362,327	1,008	5,336,177	18,356
Commercial real estate loans	2,349,048	17,292	405,342	4,296	2,754,390	21,588
Commercial loans	664,159	16,799	53,948	1,198	718,107	17,997
Commercial Banking Loans	3,013,207	34,091	459,290	5,494	3,472,497	39,585
Total Loans	$7,987,057	51,439	821,617	6,502	8,808,674	57,941

Northwest Bancshares, Inc. and Subsidiaries
Average balance sheet (Unaudited)
(dollars in thousands)
The following table sets forth certain information relating to the Company’s average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated.  Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented.  Average balances are calculated using daily averages.

	Quarter ended
	December 31, 2019			September 30, 2019			June 30, 2019			March 31, 2019			December 31, 2018
	Average balance	Interest	Avg. yield/ cost (h)	Average balance	Interest	Avg. yield/ cost (h)	Average balance	Interest	Avg. yield/ cost (h)	Average balance	Interest	Avg. yield/ cost (h)	Average balance	Interest	Avg. yield/ cost (h)
Assets:
Interest-earning assets:
Residential mortgage loans	$2,847,932	28,011	3.93%	$2,894,716	28,991	4.01%	$2,857,425	29,300	4.10%	$2,842,556	29,282	4.12%	$2,837,220	28,794	4.06%
Home equity loans	1,333,748	15,354	4.57%	1,316,033	16,131	4.86%	1,319,056	17,717	5.39%	1,265,974	16,048	5.14%	1,264,169	15,788	4.95%
Consumer finance loans	668	32	19.16%	1,128	55	19.50%	1,826	87	19.06%	2,999	139	18.54%	4,751	220	18.52%
Consumer loans	1,072,897	11,984	4.43%	1,027,451	11,861	4.58%	943,254	10,649	4.53%	869,536	10,052	4.69%	791,685	9,365	4.69%
Commercial real estate loans	2,741,687	32,985	4.71%	2,796,351	34,441	4.82%	2,801,953	35,537	5.02%	2,560,408	30,767	4.81%	2,492,331	29,991	4.71%
Commercial loans	717,438	9,841	5.37%	710,847	9,949	5.48%	670,613	7,966	4.70%	615,090	8,967	5.83%	590,195	8,666	5.75%
Total loans receivable (a) (b) (d)	8,714,370	98,207	4.47%	8,746,526	101,428	4.60%	8,594,127	101,256	4.73%	8,156,563	95,255	4.74%	7,980,351	92,824	4.61%
Mortgage-backed securities (c)	667,910	4,237	2.54%	641,085	4,188	2.61%	644,887	4,280	2.65%	604,463	3,965	2.62%	619,105	3,942	2.55%
Investment securities (c) (d)	151,289	938	2.48%	218,753	1,168	2.14%	226,325	1,198	2.12%	227,312	1,167	2.05%	227,813	1,140	2.00%
FHLB stock, at cost	13,400	262	7.76%	16,302	307	7.47%	16,117	316	7.86%	16,098	171	4.31%	14,372	151	4.17%
Other interest-earning deposits	31,624	169	2.09%	28,832	172	2.33%	20,983	159	3.00%	14,136	100	2.83%	10,454	68	2.55%
Total interest-earning assets	9,578,593	103,813	4.30%	9,651,498	107,263	4.41%	9,502,439	107,209	4.53%	9,018,572	100,658	4.53%	8,852,095	98,125	4.40%
Noninterest earning assets (e)	869,117			916,781			910,225			868,843			743,262
Total assets	$10,447,710			$10,568,279			$10,412,664			$9,887,415			$9,595,357
Liabilities and shareholders’ equity:
Interest-bearing liabilities:
Savings deposits	$1,615,996	792	0.19%	$1,658,670	788	0.19%	$1,696,715	777	0.18%	$1,650,947	758	0.19%	$1,637,400	758	0.18%
Interest-bearing demand deposits	1,769,623	1,570	0.35%	1,655,952	1,711	0.41%	1,674,779	1,569	0.38%	1,452,963	1,162	0.32%	1,442,587	1,066	0.29%
Money market deposit accounts	1,845,535	3,226	0.69%	1,798,175	3,772	0.83%	1,776,558	3,433	0.78%	1,693,626	2,579	0.62%	1,678,664	1,910	0.45%
Time deposits	1,607,992	7,305	1.80%	1,618,591	7,423	1.82%	1,561,034	6,705	1.72%	1,432,679	5,646	1.60%	1,401,352	5,251	1.49%
Borrowed funds (f)	177,670	444	0.99%	243,960	1,002	1.63%	147,119	413	1.13%	257,550	1,006	1.58%	216,975	782	1.43%
Junior subordinated debentures	121,796	1,136	3.65%	121,767	1,235	3.97%	121,757	1,307	4.25%	114,727	1,156	4.03%	111,213	1,170	4.12%
Total interest-bearing liabilities	7,138,612	14,473	0.80%	7,097,115	15,931	0.89%	6,977,962	14,204	0.82%	6,602,492	12,307	0.76%	6,488,191	10,937	0.67%
Noninterest-bearing demand deposits (g)	1,800,861			1,915,392			1,888,697			1,785,158			1,750,253
Noninterest bearing liabilities	158,434			216,433			225,623			223,480			112,349
Total liabilities	9,097,907			9,228,940			9,092,282			8,611,130			8,350,793
Shareholders’ equity	1,349,803			1,339,339			1,320,382			1,276,285			1,244,564
Total liabilities and shareholders’ equity	$10,447,710			$10,568,279			$10,412,664			$9,887,415			$9,595,357
Net interest income/Interest rate spread		89,340	3.50%		91,332	3.52%		93,005	3.71%		88,351	3.77%		87,188	3.73%
Net interest-earning assets/Net interest margin	$2,439,981		3.73%	$2,554,383		3.79%	$2,524,477		3.91%	$2,416,080		3.97%	$2,363,904		3.94%
Ratio of interest-earning assets to interest-bearing liabilities	1.34X			1.36X			1.36X			1.37X			1.36X

(a)	Average gross loans receivable includes loans held as available-for-sale and loans placed on nonaccrual status.

(b)	Interest income includes accretion/amortization of deferred loan fees/expenses, which was not material.

(c)	Average balances do not include the effect of unrealized gains or losses on securities held as available-for-sale.

(d)	Interest income on tax-free investment securities and tax-free loans are presented on a fully taxable equivalent ("FTE") basis.

(e)	Average balances include the effect of unrealized gains or losses on securities held as available-for-sale.

(f)	Average balances include FHLB borrowings and collateralized borrowings.

(g)	Average cost of deposits were 0.59%, 0.63%, 0.58%, 0.51%, and 0.45%, respectively.

(h)
Shown on a FTE basis. GAAP basis yields for the periods indicated were — Loans: 4.46%, 4.59%, 4.71%, 4.72%, and 4.60%, respectively, Investment securities: 2.34%, 2.03%, 2.01%, 1.97%, and 1.92%, respectively, Interest-earning assets: 4.28%, 4.39%, 4.51%, 4.51%, and 4.38%, respectively. GAAP basis net interest rate spreads were 3.48%, 3.50%, 3.69%, 3.75%, and 3.71%, respectively, and GAAP basis net interest margins were 3.71%, 3.77%, 3.90%, 3.96%, and 3.92%, respectively.

Northwest Bancshares, Inc. and Subsidiaries
Average balance sheet (Unaudited)
(dollars in thousands)
     The following table sets forth certain information relating to the Company’s average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated.  Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented.  Average balances are calculated using daily averages.

	Year ended December 31,
	2019			2018
	Average balance	Interest	Avg. yield/ cost (h)	Average balance	Interest	Avg. yield/ cost (h)
Assets:
Interest-earning assets:
Residential mortgage loans	$2,860,765	115,583	4.04%	$2,789,990	113,379	4.06%
Home equity loans	1,308,908	64,222	4.91%	1,279,087	61,405	4.80%
Consumer finance loans	1,648	314	19.05%	9,367	1,847	19.72%
Consumer loans	978,975	44,545	4.55%	697,722	33,153	4.75%
Commercial real estate loans	2,725,792	132,915	4.81%	2,505,701	116,180	4.57%
Commercial loans	678,866	38,565	5.60%	602,077	31,939	5.23%
Loans receivable (a) (b) (d)	8,554,954	396,144	4.63%	7,883,944	357,903	4.54%
Mortgage-backed securities (c)	639,764	16,670	2.61%	586,613	13,781	2.35%
Investment securities (c) (d)	205,757	4,470	2.17%	240,989	4,429	1.84%
FHLB stock	14,477	1,056	7.29%	10,354	452	4.37%
Other interest-earning deposits	23,305	600	2.54%	41,079	835	2.00%
Total interest-earning assets	9,438,257	418,940	4.44%	8,762,979	377,400	4.30%
Noninterest earning assets (e)	890,760			752,007
Total assets	$10,329,017			$9,514,986
Liabilities and shareholders’ equity:
Interest-bearing liabilities:
Savings deposits	$1,655,495	3,115	0.19%	$1,669,930	3,064	0.18%
Interest-bearing demand deposits	1,651,393	6,012	0.36%	1,447,809	3,607	0.25%
Money market deposit accounts	1,778,661	13,010	0.73%	1,690,481	5,740	0.34%
Time deposits	1,555,726	27,079	1.74%	1,415,187	18,574	1.31%
Borrowed funds (f)	206,458	2,865	1.39%	146,220	1,194	0.82%
Junior subordinated debentures	120,012	4,833	3.97%	111,213	4,961	4.40%
Total interest-bearing liabilities	6,967,745	56,914	0.82%	6,480,840	37,140	0.57%
Noninterest-bearing demand deposits (g)	1,835,622			1,710,841
Noninterest bearing liabilities	204,198			98,550
Total liabilities	9,007,565			8,290,231
Shareholders’ equity	1,321,452			1,224,755
Total liabilities and shareholders’ equity	$10,329,017			$9,514,986
Net interest income/Interest rate spread		362,026	3.62%		340,260	3.73%
Net interest-earning assets/Net interest margin	$2,470,512		3.84%	$2,282,139		3.88%
Ratio of interest-earning assets to interest-bearing liabilities	1.35X			1.35X

(a)	Average gross loans receivable includes loans held as available-for-sale and loans placed on nonaccrual status.

(b)	Interest income includes accretion/amortization of deferred loan fees/expenses, which was not material.

(c)	Average balances do not include the effect of unrealized gains or losses on securities held as available-for-sale.

(d)	Interest income on tax-free investment securities and tax-free loans are presented on a fully taxable equivalent basis.

(e)	Average balances include the effect of unrealized gains or losses on securities held as available-for-sale.

(f)	Average balances include FHLB borrowings and collateralized borrowings.

(g)	Average cost of deposits were 0.58% and 0.39%, respectively.

(h)
Shown on a FTE basis. GAAP basis yields for the periods indicated were — Loans: 4.61% and 4.52%, respectively, Investment securities: 2.06% and 1.72%, respectively, Interest-earning assets: 4.42% and 4.29%, respectively. GAAP basis net interest rate spreads were 3.61% and 3.72%, respectively, and GAAP basis net interest margins were 3.82% and 3.86%, respectively.